Exhibit 10.1

LIGGETT GROUP LLC
100 Maple Lane
Mebane, NC 27302-8160

October 29, 2013

Mr. Ronald J. Bernstein
329 Circle Park Place
Chapel Hill, NC 27517

Dear Ron:

This letter agreement constitutes an amendment to the Employment Agreement dated as of November 11, 2005 and as amended on January 14, 2011, (the “Agreement”), between Liggett Group Inc. (the “Company”) and Ronald J. Bernstein (“Executive”). The Company and Executive wish to further amend the Agreement as set forth below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

A.	The Agreement is amended in the following respects:

1.	Section 3(a) of the Agreement is deleted and replaced by the following:

(a) Salary. Effective January 1, 2014, the Company shall pay Executive a base salary of $1,000,000 per annum, as the same may be increased from time to time as provided herein (the “Salary”), payable in installments at such regular intervals as the Company customarily pays its other executives (but in no event less often than monthly).

B.
This letter agreement constitutes an amendment to and a modification of the Agreement and shall for all purposes be considered a part of the Agreement. Except as amended hereby, the Agreement is confirmed and ratified in all respects and shall remain in full force and effect.

Please indicate your agreement with the foregoing by countersigning two copies of this letter agreement in the space provided below and returning one of such copies to us.

Very truly yours,

LIGGETT GROUP LLC and LIGGETT VECTOR BRANDS LLC

By:	/s/ John R. Long
John R. Long Vice President, General Counsel and Secretary

Exhibit 10.1

The foregoing letter agreement
is consented and agreed to as
of the date first above written.

By:	/s/ Ronald J. Bernstein
Ronald J. Bernstein

Vector Group Ltd.
(as to Sections 3(c), 3(d), 3(f) and 7 only)

By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III Vice President, Treasurer & Chief Financial Officer